Exhibit 99.1

     The Pepsi Bottling Group Reports Second Quarter 2007 Results


    --  Diluted Earnings Per Share of $0.70, up 13%

    --  Strong Worldwide Revenue Growth of 7%

    --  Operating Income Increase of 7%

    --  Company Raises Full-Year EPS Guidance


    SOMERS, N.Y.--(BUSINESS WIRE)--July 10, 2007--The Pepsi Bottling Group, Inc. (NYSE: PBG) today reported second quarter 2007 revenue of $3.4 billion, a seven percent increase over prior year. Net income was $162 million, or diluted earnings per share (EPS) of $0.70. This compares to net income of $148 million, or diluted EPS of $0.61, that the Company reported in the second quarter of 2006.

    Eric J. Foss, President and Chief Executive Officer of PBG, said, "PBG turned in an exceptional quarter. This performance demonstrates again our ability to balance opportunities and challenges to consistently deliver great results. Highlights of the quarter included 10 percent growth in operating income in the U.S. and Canada as well as outstanding top-line growth in Russia."

    Mr. Foss continued, "By executing our key strategic initiatives, we were able to deliver double-digit growth in earnings per share for the quarter. As a result, we are increasing our full-year 2007 EPS guidance range to $2.02 to $2.07. Our focus continues to be on creating long-term value and growth for our shareholders."

    Executive Summary

    -- PBG's worldwide revenue increased seven percent in the quarter driven by solid growth across each of the Company's geographic segments.

    -- Total worldwide physical case volume was up one percent. Volume in the U.S. was flat, compared to five percent growth in the prior year. European volume grew six percent, led by a more than 20 percent improvement in Russia. In Mexico, volume declined two percent. All volume results are on a constant territory basis. (See Editor's Note.)

    -- The Company had net revenue per case growth across all of its geographic segments highlighted by a four percent gain in the U.S.

    -- Reported worldwide operating income for the second quarter increased seven percent, with strong growth of 10 percent in the U.S. and Canada segment. The consolidation of the PR Beverages venture in Russia added less than one percentage point of growth to the Company's operating income.

    -- PBG raised its full year diluted EPS guidance from a range of $1.90 to $1.98 to $2.02 to $2.07. This does not reflect a non-cash tax benefit to be recorded in the third quarter of 2007 as discussed below.

    Financial Highlights

    In the U.S., physical case volume was flat. Take-home volume was up two percent and cold drink was down three percent. Volume improved three percent in Canada due to strong take-home growth. In Mexico, volume declined two percent, with declines in CSD and jug water volume mitigated by strong non-carbonated beverage growth. In Europe, volume grew six percent for the quarter led by Russia, which delivered double-digit growth in both CSDs and non-carbonated beverages.

    Foreign currency translation contributed about one percentage point of growth to net revenue, cost of goods sold (COGS) and selling, delivery and administrative (SD&A) expenses. The net effect on operating income was minimal.

    Worldwide net revenue per case improved five percent, driven by solid rate improvements across all segments.

    Reported COGS per case increased six percent in the second quarter. COGS performance reflected increases in concentrate and sweetener costs. Gross profit per case grew four percent as pricing gains more than offset the COGS increase.

    PBG's reported SD&A expenses grew five percent in the second quarter. This increase was mainly driven by the impact of acquisitions and increased marketplace investments in international markets, specifically Russia. In the U.S., SD&A expenses were flat reflecting a continued focus on delivering against the Company's cost productivity initiatives.

    During the second quarter, PBG repurchased 1.8 million shares of common stock. Year to date, the Company has repurchased 6.3 million shares. About 25 million shares remain for repurchase under the Company's current share repurchase plan.

    2007 Guidance

    The Company raised its full-year adjusted diluted EPS guidance range to $2.02 to $2.07 from $1.90 to $1.98. Worldwide physical case volume in 2007 is expected to grow about one to two percent on a constant territory basis, while the U.S. and Canada segment volume should be flat to up one percent. PBG is forecasting net revenue per case improvement of four percent on a worldwide basis.

    PBG's reported operating income is now expected to grow seven to nine percent, as compared to previous guidance of five to seven percent. Consistent with the Company's prior guidance, the outlook includes the three percentage point positive impact of consolidating PR Beverages Limited, the venture comprising PepsiCo, Inc.'s concentrate and PBG's bottling businesses in Russia. The venture has no impact on reported diluted EPS or cash flow.

    PBG also raised the low end of its operating free cash flow guidance by $10 million to $540 to $550 million. The Company expects capital expenditures for the year to be approximately $780 million.

    In the third quarter of 2007, the statute of limitations for the IRS audit of our 2001 and 2002 tax returns expired. PBG will record a non-cash benefit of approximately $45 million due to the reversal of net tax contingencies in the third quarter. The impact is not included in the Company's financial outlook.

    The Pepsi Bottling Group, Inc. (www.pbg.com) is the world's largest manufacturer, seller and distributor of Pepsi-Cola beverages with operations in the U.S., Canada, Mexico, Russia, Spain, Turkey and Greece. To receive company news releases by e-mail, please visit www.pbg.com.

    Listen in live to PBG's second quarter 2007 earnings discussion with financial analysts on July 10th at 11 a.m. (EDT) at http://www.pbg.com.

    Editor's Note:

    Constant territory calculations assume a 52-week year and all significant acquisitions made in the prior year were made at the beginning of that year. These calculations exclude all significant acquisitions made in the current year.

    Forward-Looking Statement:

    Statements made in this press release that relate to future performance or financial results of the Company are forward-looking statements which involve uncertainties that could cause actual performance or results to materially differ. PBG undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties set forth in PBG's Securities and Exchange Commission reports, including PBG's annual report on Form 10-K for the year ended December 30, 2006.

    Non-GAAP Measures

    We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP). In an effort to provide investors with additional information regarding the Company's results and to provide a meaningful year-over-year comparison of the Company's financial performance, we sometimes use non-GAAP financial measures as defined by the Securities and Exchange Commission. The differences between the U.S. GAAP and non-GAAP financial measures are reconciled in the text of the press release or in the attachments. In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors in evaluating the Company's underlying business performance. Management uses the non-GAAP financial measures to evaluate the Company's financial performance against internal budgets and targets (including under the Company's incentive compensation plans). In addition, management internally reviews the results of the Company excluding the impact of certain items as it believes that these non-GAAP financial measures are useful for evaluating the Company's core operating results and facilitating comparison across reporting periods. Importantly, the Company believes non-GAAP financial measures should be considered in addition to, and not in lieu of U.S. GAAP financial measures. The Company's non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

    Operating Free Cash Flow

    The Company defines Operating Free Cash Flow (OFCF) as Cash
Provided by Operations, less capital expenditures, plus excess tax benefits from the exercise of stock options.

    The Company uses OFCF to evaluate the performance of its business and management considers OFCF an important indicator of the Company's liquidity, including its ability to satisfy debt obligations, fund future acquisitions, pay dividends to common shareholders and repurchase Company stock.

    OFCF is a non-GAAP financial measure and should be considered in addition to, not as a substitute for Cash Provided by Operations as well as other measures of financial performance and liquidity reported in accordance with U.S. GAAP. The Company's OFCF may not be comparable to similarly titled measures reported by other companies.

    PBG expects its full-year 2007 OFCF to be in the range of $540 to $550 million. We anticipate capital expenditures of approximately $780 million and Cash Provided by Operations plus the excess tax benefits from the exercise of stock options to be over $1.3 billion. We are unable to separately estimate the excess tax benefits from the exercise of stock options.

    Reversal of Tax Contingencies

    During the third quarter of 2007, PBG will record a non-cash benefit of approximately $45 million or $0.19 of diluted earnings per share due to the reversal of net tax contingencies associated with the expiration of the statute of limitations on the IRS audit of our 2001 and 2002 tax returns. The Company has presented its 2007 guidance relating to diluted EPS on an adjusted basis, which excludes the impact of the reversal of these net tax contingencies.

    Full Year 2007 Guidance

                                            Impact of
                           Full Year       Reversal of    Full Year
                               2007             Net           2007
                            Guidance           Tax         Guidance
                          "As Reported"    Contingencies "As Adjusted"
                          ------------- ---------------- -------------
Diluted EPS               $2.21 - $2.26     $(0.19)      $2.02 - $2.07
----------------------------------------------------------------------


                    THE PEPSI BOTTLING GROUP, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS in millions, except per share amounts, unaudited



                                             12 Weeks      24 Weeks
                                               Ended         Ended
                                           ------------- -------------
                                           June   June   June   June
                                             16,    17,    16,    17,
                                            2007   2006   2007   2006
                                           ------ ------ ------ ------

Net revenues                               $3,360 $3,138 $5,826 $5,505
Cost of sales                               1,825  1,685  3,168  2,956
                                           ------ ------ ------ ------

Gross profit                                1,535  1,453  2,658  2,549
Selling, delivery and administrative
 expenses                                   1,197  1,138  2,200  2,113
                                           ------ ------ ------ ------

Operating income                              338    315    458    436
Interest expense, net                          68     63    134    124
Other non-operating (income) expenses, net    (3)     10    (2)     10
Minority interest                              23     18     31     24
                                           ------ ------ ------ ------

Income before income taxes                    250    224    295    278
Income tax expense                             88     76    104     96
                                           ------ ------ ------ ------

Net income                                 $  162 $  148 $  191 $  182
                                           ====== ====== ====== ======


Basic earnings per share                   $ 0.71 $ 0.63 $ 0.84 $ 0.77
                                           ====== ====== ====== ======

Weighted-average shares outstanding           227    235    227    236


Diluted earnings per share                 $ 0.70 $ 0.61 $ 0.82 $ 0.75
                                           ====== ====== ====== ======

Weighted-average shares outstanding           233    241    233    242


Note: Certain reclassifications were made to our 2006 Condensed
 Consolidated Statements of Operations to conform to the 2007 presentation.


                    THE PEPSI BOTTLING GROUP, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                        in millions, unaudited


                                                           24 Weeks
                                                             Ended
                                                         -------------
                                                         June   June
                                                           16,    17,
                                                          2007   2006
                                                         ------ ------

Cash Flows - Operations
 Net income                                              $ 191  $ 182
 Adjustments to reconcile net income to net cash
  provided by operations:
  Depreciation and amortization                            300    291
  Stock-based compensation                                  30     32
  Changes in working capital and other non-cash charges   (299)  (178)
 Casualty insurance payments                               (32)   (31)
 Pension contributions                                      (1)    (1)
 Other, net                                                (31)   (26)
                                                         ------ ------

Net Cash Provided by Operations                            158    269
                                                         ------ ------

Cash Flows - Investments
 Capital expenditures                                     (374)  (359)
 Acquisitions,                                             (49)     -
 Proceeds from sale of property, plant and equipment         6      4
 Other investing activities, net                             6      4
                                                         ------ ------

Net Cash Used for Investments                             (411)  (351)
                                                         ------ ------

Cash Flows - Financing
 Borrowing activities, net                                 311    510
 Dividends paid                                            (51)   (38)
 Excess tax benefit from exercise of stock options           3     10
 Treasury stock transactions, net                         (144)  (172)
                                                         ------ ------

Net Cash Provided by Financing                             119    310
                                                         ------ ------

Effect of Exchange Rate Changes on Cash and Cash
 Equivalents                                                 4     (5)
                                                         ------ ------

Net (Decrease)/Increase in Cash and Cash Equivalents      (130)   223
Cash and Cash Equivalents - Beginning of Period            629    502
                                                         ------ ------

Cash and Cash Equivalents - End of Period                $ 499  $ 725
                                                         ====== ======



Supplemental Information
--------------------------------------------------------

Capital expenditures incurred                             (342)  (337)
Change in accounts payable and other accrued liabilities
 related to capital expenditures                           (32)   (22)
                                                         ------ ------
Cash paid for capital expenditures                        (374)  (359)


Note: Certain reclassifications were made to our 2006 Condensed
 Consolidated Statement of Cash Flows to conform to the 2007 presentation.


                    THE PEPSI BOTTLING GROUP, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                in millions, except per share amounts


                                              June 16,   December 30,
                                                2007         2006
                                             ----------- -------------
Assets                                       (unaudited)
Current Assets
 Cash and cash equivalents                     $    499  $        629
 Accounts receivable, net                         1,792         1,332
 Inventories                                        738           533
 Prepaid expenses and other current assets          278           255
                                             ----------- -------------
  Total Current Assets                            3,307         2,749

Property, plant and equipment, net                3,883         3,785
Other intangible assets, net                      4,149         3,768
Goodwill                                          1,517         1,490
Other assets                                        177           135
                                             ----------- -------------
  Total Assets                                 $ 13,033  $     11,927
                                             =========== =============

Liabilities and Shareholders' Equity
Current Liabilities
 Accounts payable and other current
  liabilities                                  $  1,891  $      1,677
 Short-term borrowings                              692           357
 Current maturities of long-term debt                11            17
                                             ----------- -------------
  Total Current Liabilities                       2,594         2,051

Long-term debt                                    4,754         4,754
Other liabilities                                 1,326         1,205
Deferred income taxes                             1,245         1,293
Minority interest                                   891           540
                                             ----------- -------------
  Total Liabilities                              10,810         9,843
                                             ----------- -------------

Shareholders' Equity
 Common stock, par value $0.01 per share:
  Authorized 900 shares, issued 310 shares            3             3
 Additional paid-in capital                       1,774         1,751
 Retained earnings (including $5 from the
  impact of FIN 48 in 2007)                       2,847         2,708
 Accumulated other comprehensive loss              (251)         (361)
 Treasury stock: 84 shares and 80 shares at
  June 16, 2007
  and December 30, 2006, respectively            (2,150)       (2,017)
                                             ----------- -------------
  Total Shareholders' Equity                      2,223         2,084
                                             ----------- -------------
     Total Liabilities and Shareholders'
      Equity                                   $ 13,033  $     11,927
                                             =========== =============


                   THE PEPSI BOTTLING GROUP, INC.
                Second Quarter 2007 Earnings Release
                      Segment Data (unaudited)
                            (in millions)

                                               12 Weeks Ended
                                       ------------------------------
                                          June 16,       June 17,
                                            2007           2006
                                       -------------- ---------------
Net Revenues
-----------------------------

U.S. & Canada                                 $2,527          $2,422
Europe                                           468             386
Mexico                                           365             330
                                       -------------- ---------------
   Worldwide net revenues                     $3,360          $3,138
                                       ============== ===============


Operating Income
-----------------------------

U.S.& Canada                                  $  302          $  275
Europe                                            14              12
Mexico                                            22              28
                                       -------------- ---------------
   Worldwide operating income                    338             315
Interest expense, net                             68              63
Other non-operating (income)
 expenses, net                                    (3)             10
Minority interest                                 23              18
                                       -------------- ---------------
   Income before income taxes                 $  250          $  224
                                       ============== ===============



                                               24 Weeks Ended
                                       ------------------------------
                                          June 16,       June 17,
                                            2007           2006
                                       -------------- ---------------
Net Revenues
-----------------------------

U.S. & Canada                                 $4,629          $4,458
Europe                                           644             534
Mexico                                           553             513
                                       -------------- ---------------
   Total net revenues                         $5,826          $5,505
                                       ============== ===============


Operating Income (Loss)
-----------------------------

U.S. & Canada                                 $  445          $  416
Europe                                           (11)            (10)
Mexico                                            24              30
                                       -------------- ---------------
   Total operating income                        458             436
Interest expense, net                            134             124
Other non-operating (income)
 expenses, net                                    (2)             10
Minority interest                                 31              24
                                       -------------- ---------------
   Income before income taxes                 $  295          $  278
                                       ============== ===============

    CONTACT: The Pepsi Bottling Group, Inc.
             Mary Winn Settino, 914-767-7216